AquaBounty Technologies, Inc.
FDA Lifts Import Alert on AquAdvantage Salmon
MAYNARD, Massachusetts, March 8, 2019 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NASDAQ: XON), announces the U.S. Food and Drug Administration (FDA) lifting of the Import Alert, allowing the Company to start farming AquAdvantage Salmon in Indiana.
Sylvia Wulf, Chief Executive Officer of AquaBounty, stated: “We are delighted that FDA has lifted the import alert, which will allow AquaBounty to begin producing and marketing AquAdvantage Salmon in the United States. As FDA notes in this announcement, our salmon was approved by the agency over three years ago based upon a very comprehensive science-based review process, which established that our salmon was safe, nutritious, and environmentally sound and met all other regulatory requirements. We will immediately start the process to import AquAdvantage eggs from our hatchery in Canada to begin grow out at our Indiana facility.”
Approximately 350,000 tons of Atlantic salmon are consumed in the United States with more than 95% of it imported. FDA’s actions will allow for production and sale to begin here in the U.S., bringing opportunity for investment in rural America, creating American jobs, while also reducing dependence on seafood imports.
The United States has been a world leader in biotechnology and food innovation, and today’s decision helps to advance the Company’s leadership in this critical space. This decision is an important achievement not just for AquaBounty, but for biotechnology and agricultural innovation in general. As both FDA and USDA have recognized, animal and plant biotechnology enable the development of innovative and transformational products that have the potential to increase sustainable production of food, enhance human nutrition, and help feed a rapidly growing global population.
Inquiries:
AquaBounty Technologies, Inc.
Dave Conley, Corporate Communications    +1 613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the importation of AquAdvantage Salmon eggs into the United States, the commencement of production and marketing of AquAdvantage Salmon in the United States, the potential for benefits to the United States economy, and the anticipated benefits of biotechnology products, including AquAdvantage Salmon. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.